Exhibit 21

SUBSIDIARIES OF THE COMPANY As of February 1, 2003

Name	Place of Organization

PepsiAmericas, Inc.	Delaware
Pepsi-Cola General Bottlers, Inc.	Delaware
Globe Transport, Inc.	Delaware
Genadco Advertising Agency, Inc.	Illinois
Iowa Vending, Inc.	Delaware
PepsiAmericas Vending, LLC	Delaware
Marquette Bottling Works, Inc.	Michigan
Northern Michigan Vending, Inc.	Michigan
Pepsi-Cola General Bottlers of Indiana, Inc.	Delaware
Pepsi-Cola General Bottlers of Iowa, Inc.	Iowa
Pepsi-Cola General Bottlers of Ohio, Inc.	Delaware
GB International, Inc.	Delaware
Pepsi-Cola General Bottlers Poland Sp.zo.o.	Poland
General Bottlers CR s.r.o.	The Czech Republic
Pepsi-Cola SR s.r.o.	Republic of Slovakia
General Bottlers of Hungary, Inc.	Delaware
PepsiAmericas Kft	Hungary
GB Slovak LLC	Delaware
GB Czech LLC	Delaware
P-Americas, Inc.	Delaware
PepsiAmericas Caribbean, Inc.	Delaware
Pepsi-Cola Jamaica Bottling Company Limited	Jamaica
Pepsi-Cola Puerto Rico Distributing, LLC	Delaware
Pepsi-Cola Puerto Rico Manufacturing, LLC	Delaware
P-A Barbados Bottling Company, LLC	Delaware
P-A Bottlers (Barbados) SRL	Barbados
Beverage Plastics, LLC	Delaware
DakBev, LLC	Delaware
Pepsi-Cola Trinidad Bottling Company Limited	Trinidad and Tobago
Delta Beverage Group, Inc.	Delaware
Illinois Center Corporation	Delaware
Mid-America Improvement Corp.	Illinois
South Properties, Inc.	Illinois
Whitman Insurance Co., Ltd.	Vermont
Whitman Leasing, Inc.	Delaware
Whitman Finance, Inc.	Delaware

The names of certain subsidiaries are omitted because such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 28, 2002.